Exhibit 99.1

News Release	Contact: Bruce Russell
Russell Communications Group
brucerussell@ruscom.com

Cyanotech Files Form 10-Q Financial Reports for First Quarter and Second Quarter
of Fiscal Year 2007; Delays Third Quarter Fiscal 2007 Form 10-Q Financial Report;
Nasdaq Notice of Non-Compliance With Listing Requirement, and
Cyanotech Request for Continued Nasdaq Listing

KAILUA-KONA, Hawaii (February 26, 2007) - Cyanotech Corporation (Nasdaq Capital Market: CYAN) filed on February 20, 2007 Form 10-Q financial reports with the Securities and Exchange Commission for the first and second quarters of fiscal year 2007, ended June 30, 2007 and September 30, 2007, respectively.

Filing of Cyanotech’s Form 10-Q financial report for the third quarter of fiscal 2007, ended December 31, 2007, will be delayed as a result of work required for the filing of the above-mentioned Forms 10-Q, and also as a result of work required for the restatement process resulting in the Company’s February 14, 2007 filing of Form 10-K/A for fiscal year 2006.  The Company anticipates filing Form 10-Q for the third quarter of fiscal 2007 on or before March 14, 2007.  The Company informed Nasdaq of this in a Request for Continued Listing submitted to Nasdaq today, as summarized below.

Cyanotech Corporation received notice on February 21, 2007 from The NASDAQ Stock Market that the Company is not in Compliance with Nasdaq Marketplace Rule 4310(c)(14 for failure to file its Form 10-Q for the period ended December 31, 2006 and that such failure is basis for delisting the Company’s Common Stock from The Nasdaq Stock Market.  The Company was granted until February 28, 2007 to present its views to the Nasdaq Listing Qualifications Panel with respect to the failure to file such Form 10-Q.  In its response the Company indicated that it expected to file the Form 10-Q report on or before March 14, 2007 and requested continued listing.  The Company believes it is now in compliance with all previous deficiency notices received from Nasdaq.

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 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this news release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  –  Kailua-Kona, Hawaii 96740
(808) 326-1353  fax (808) 329-3597  – www.cyanotech.com